Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
April 29, 2021

Southern Company reports first-quarter 2021 earnings

ATLANTA – Southern Company today reported first-quarter 2021 earnings of $1.14 billion, or $1.07 per share, compared with $868 million, or 82 cents per share, in the first quarter of 2020.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $1.04 billion, or 98 cents per share, during the first quarter of 2021, compared with $825 million, or 78 cents per share, during the first quarter of 2020.

Non-GAAP Financial Measures	Three Months Ended March
Net Income - Excluding Items (in millions)	2021	2020
Net Income - As Reported	$1,135	$868
Less:
Estimated Loss on Plants Under Construction	(45)	(3)
Tax Impact	11	1
Acquisition and Disposition Impacts	—	38
Tax Impact	—	(16)
Wholesale Gas Services	166	31
Tax Impact	(40)	(8)
Net Income - Excluding Items	$1,043	$825
Average Shares Outstanding - (in millions)	1,060	1,057
Basic Earnings Per Share - Excluding Items	$0.98	$0.78

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package..

Earnings drivers for the first quarter of 2021, as compared with 2020, were robust customer growth, higher residential sales and colder weather, partially offset by lower commercial and industrial sales.

“Southern Company experienced a strong start to the year,” said Chairman, President and CEO, Thomas A. Fanning. “The economies in our service territories are starting to recover from the COVID-19 pandemic,” added Fanning. “Customer demand is improving faster than we anticipated. Importantly, programs we implemented to keep customers connected during the pandemic – including alternative payment arrangements – have helped those in need of assistance as we have continued to reliably provide for their energy needs. I am extremely proud of our employees and the ways we have partnered with our communities during this time.”

First-quarter 2021 operating revenues were $5.9 billion, compared with $5.0 billion for the first quarter of 2020, an increase of 17.8 percent. This increase was primarily due to colder weather and higher fuel costs.

Southern Company’s first-quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update, including an update on the Vogtle units 3 and 4 construction project. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

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